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                                Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                                                      Registration No. 333-40147



                    Prospectus Supplement dated May 7, 1999
                     to Prospectus dated December 18, 1997

                                226,893 Shares
                            ______________________

                            JONES INTERCABLE, INC.
                             CLASS A COMMON STOCK
                            ______________________


     All of the 226,893 shares of Class A Common Stock offered by this Prospectus and Prospectus Supplement were sold by Glenn R. Jones, the former Chairman of the Board of Directors and the former Chief Executive Officer of Jones Intercable, Inc., as a Selling Shareholder, through Donaldson, Lufkin & Jenrette to purchasers at prices ranging from $50.00 per share to $50.875 per share on May 7, 1999. Including the foregoing sales, an aggregate of 1,126,893 shares of Class A Common Stock have been sold pursuant to the offering described in the Prospectus, leaving 2,090,380 shares of Class A Common Stock available for sale pursuant to the offering described in the Prospectus.

     Purchasers of the shares of Class A Common Stock are advised that a significant portion of the information in the Prospectus is out of date and has been modified, updated and superseded by information contained in Jones Intercable, Inc.'s annual, quarterly and current reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the date of the Prospectus. All of the Exchange Act reports filed by Jones Intercable, Inc. with the Securities and Exchange Commission since the date of the Prospectus are incorporated by reference into the Prospectus and the information contained in such reports is deemed to automatically update and supersede information contained in the Prospectus and is considered to be part of the Prospectus. You should carefully review the information contained in the Prospectus and in Jones Intercable, Inc.'s other reports filed with the Securities and Exchange Commission.